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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): March 20, 2000


                       FIDELITY NATIONAL FINANCIAL, INC.
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             (Exact Name of Registrant as Specified in its Charter)



           Delaware                      1-9396                  86-0498599
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(State or Other Jurisdiction     (Commission File Number)      (IRS Employer
       of Incorporation)                                     Identification No.)


     17911 Von Karman, Suite 300,
          Irvine, California                                       92614
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(Address of Principal Executive Offices)                         (Zip Code)


                                 (949) 622-5000
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              (Registrant's telephone number, including area code)


                                 Not Applicable
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          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 2. ACQUISITION OR DISPOSAL OF ASSETS

        On March 20, 2000, Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), completed its acquisition of Chicago Title Corporation, a Delaware corporation ("Chicago Title") pursuant to the Agreement and Plan of Merger, dated as of August 1, 1999 and amended as of October 13, 1999 (the "Merger Agreement"), between Fidelity and Chicago Title. As provided in the Merger Agreement, which was approved by the stockholders of Fidelity and Chicago Title at special meetings of stockholders held on February 9, 2000 and February 11, 2000, respectively, Chicago Title merged with and into Fidelity, with Fidelity as the surviving corporation in the merger (the "Merger"). As a result of and at the effective time of the Merger, each issued and outstanding share of common stock, par value $1.00 per share, of Chicago Title was converted into the right to receive merger consideration having a value of approximately $49.29, consisting of cash or shares of common stock, par value $.0001 per share, of Fidelity. Holders of shares of Chicago Title had the right, on or prior to 5:00 p.m., eastern time, on March 20, 2000, the date on which the effective time of the Merger occurred, to elect to receive their merger consideration in the form of cash, or in the form of shares of Fidelity common stock, or a combination of cash and Fidelity shares.

        Pursuant to an Exchange Agent Agreement between Fidelity and Harris Trust Company of New York, as exchange agent, Fidelity deposited cash in the aggregate amount of $570,250,486 and an aggregate of 38,761,680 shares of Fidelity common stock, for distribution to the former holders of common stock of Chicago Title common stock on the basis of their respective elections and subject to the proration provisions of the Merger Agreement. On Monday, March 27, 2000, Fidelity announced allocation information resulting from the Exchange Agent's compilation of elections received from Chicago Title stockholders. According to the Exchange Agent, the holders of 6,992,831 Chicago Title shares elected to receive cash in the Merger, and the holders of 14,324,315 Chicago Title shares elected to receive shares of Fidelity common stock in the Merger. Accordingly, pursuant to the allocation and proration provisions of the Merger Agreement, each former Chicago Title stockholder who elected to receive cash in the Merger is entitled to receive cash in the amount of $49.2879 for each share with respect to which a cash election, or no election, was made and each former Chicago Title stockholder who elected to receive shares of Fidelity common stock in the Merger is entitled to receive 2.7060 shares of Fidelity common stock and cash in the amount of $13.6304 for each share with respect to which a stock election is made, together with cash in lieu of any fractional shares of Fidelity common stock otherwise issuable in respect thereof, at the rate of $13.1771 per Fidelity share.

        The cash portion of the merger consideration was provided by borrowings made under Fidelity's new senior credit facility. On the closing date, Fidelity incurred borrowings of $715 million, of which approximately $570 million was deposited with the Exchange Agent to pay the cash portion of the merger consideration to former stockholders of Chicago Title, and $145 million was used to refinance certain existing indebtedness of Fidelity, FNF Capital, Inc., a wholly-owned subsidiary of Fidelity, and Chicago Title and to pay transaction expenses. The borrowings include $450 million aggregate principal amount of term loans, $100 million aggregate principal amount of short-term revolving loans, and $165 million aggregate principal amount of revolving loans.

        The Merger will be treated as a reorganization pursuant to Section 368(a) of the Internal Revenue Code, as amended, and will be accounted under the "purchase method" of accounting. The closing sale price of the Fidelity common stock on the closing date, as reported by the New York Stock Exchange, was $18.00.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

        (a) Financial statements of businesses acquired. The financial statements of Chicago Title Corporation required to be filed by Item 7(a) of Form 8-K are not included herein, and will be filed by amendment within 60 days after the due date of this Report.

        (b) Pro forma financial statements. The pro forma financial statements required to be filed by Item 7(b) of Form 8-K are not included herein, and will be filed by amendment within 60 days after the due date of this Report.

        (c) Exhibits.

            99.1 Press Release of Fidelity National Financial, Inc., announcing completion of merger with Chicago Title Corporation, issued on March 20, 2000

            99.2 Press Release of Fidelity National Financial, Inc., announcing merger consideration election information, issued on March 27, 2000.


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               FIDELITY NATIONAL FINANCIAL, INC.



Dated: April 4, 2000                           By: /s/ M'Liss Jones Kane
                                                   -----------------------------
                                                   Name:  M'Liss Jones Kane
                                                   Title: Senior Vice President
                                                          and Secretary



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